UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2010

Network Equipment Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10255	94-2904044
(State of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6900 Paseo Padre Parkway, Fremont, California 94555 ph: (510) 713-7300

(Address of principal executive offices, including zip code, and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Principal Officers.

On July 20, 2010, the Compensation Committee of the Board of Directors approved “Change of Control” agreements with David Wagenseller, (Vice President and Chief Financial Officer), and Francois P. Le (Vice President, Global Sales) in substantially the same form as the Company has entered into previously with other executive officers. The agreements provide for immediate vesting of all the executive officer’s outstanding stock options and restricted stock in the event of the executive officer’s termination of employment within one year after a “corporate transaction” or “change of control,” as those terms are defined in the 1993 Option Plan and the 2008 Equity Incentive Plan. Under these agreements, termination of employment includes either termination by the Company for reasons other than cause or disability, or resignation by the officer for certain “good reasons,” including a material reduction or alteration in authority, status or responsibility; a material reduction in base compensation; or relocation of the executive officer’s principal place of work. The agreements further provide that, upon a termination under such circumstances, the Company will provide to the officer a severance payment equal to one year’s base salary, and will pay the premiums for the officer’s medical, dental, life and disability insurance for one year following the date of termination of employment, subject to execution and delivery by the officer of the Company’s standard form of release.

Also on July 20, 2010, the Compensation Committee ratified a supplemental sales promotion fund for sales by the Company’s federal sales subsidiary, N.E.T. Federal, Inc., of the NX5010 product during fiscal 2011 under which James T. Fitzpatrick, Vice President, Federal Sales could receive payment of up to three percent of the sales amount.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Form of Change in Control Agreement between the Company and its executive officers (incorporated by reference to Exhibit 10.39 to the Current Report on Form 8-K filed with the SEC on May 11, 2006).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2010

Network Equipment Technologies, Inc.

By:	/s/ DAVID WAGENSELLER
Name:	David Wagenseller
Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Form of Change in Control Agreement between the Company and its executive officers (incorporated by reference to Exhibit 10.39 to the Current Report on Form 8-K filed with the SEC on May 11, 2006).